Exhibit 99.1

Contact:

Patrick Bratton

Chief Financial Officer

Atlantic Broadband Finance, LLC

(617) 786-8800

Atlantic Broadband Finance, LLC Reports 2005 Second Quarter Financial Results and Conference Call

QUINCY, MA (August 11, 2005) – Atlantic Broadband Finance, LLC (“Atlantic Broadband”) reported today financial results for the period ended June 30, 2005

Atlantic Broadband’s total revenue for the three months ended June 30, 2005 was $47.1 million as compared to $45.3 million for the three months ended June 30, 2004. The increase in revenue was driven mainly by increases in high speed data revenues resulting from significant consumer demand, coupled with increases in commercial revenue driven by heightened focus in this area.

For the three months ended June 30, 2005, the Company’s operating and selling, general and administrative expenses were $29.3 million, compared to $28.2 million for the same period in 2004. This increase is mainly the result of contractual increases in programming costs, as well as increased staffing in the Delmar system to accommodate higher product demand in the upgraded portions of this system.

For the six months ended June 30, 2005, total revenue was $93.4 million as compared to $60.0 million for the six months ended June 30, 2004. This increase was the result of six full months of operations in 2005, compared to only four months in 2004. The Company completed its acquisition of its cable television systems from affiliates of Charter Communications, Inc. on March 1, 2004. The results for the six months ended June 30, 2004, therefore, include only four months of results for the systems.

Total operating and selling, general and administrative expenses for the six months ended June 30, 2005 were $58.4 million as compared to $39.1 million for the same period in 2004. This increase was the result of six full months of operations in 2005, compared to only four months of full operations in 2004.

Summary Financial Results:

The following tables summarize financial results for the three month period ended June 30, 2005:

Subscriber information

	12/31/04	3/31/05	6/30/05
EBU’s	217,206	217,082	214,159
Digital Subscribers	76,380	76,756	74,558
HSD Subscribers	50,342	55,782	59,107
Homes Passed	430,341	430,593	430,784
Internet-ready Homes Passed	381,947	388,169	399,754
Basic Subscribers	252,699	252,658	249,218

Basic Penetration of Homes Passed	58.7%	58.7%	57.9%
Digital Penetration of Basic Subscribers	30.2%	30.4%	29.9%
HSD Penetration of Internet-ready Homes Passed	13.2%	14.4%	14.8%

Operating results

	Three Months Ended June 30.				Six Months Ended June 30.
	2004		2005		2004		2005
	Amount	%	Amount	%	Amount	%	Amount	%
	(dollars in thousands)				(dollars in thousands)
Revenue:
Video	$31,977	70.5%	$31,933	67.8%	$42,865	71.4%	$63,569	68.1%
High Speed Data	4,196	9.3	5,526	11.7	5,593	9.3	10,670	11.4
Advertising Sales	1,279	2.8	1,461	3.1	1,660	2.8	2,863	3.1
Commercial	3,499	7.7	3,847	8.2	4,656	7.8	7,641	8.2
Other	4,381	9.7	4,303	9.1	5,234	8.7	8,631	9.2

Total revenue	$45,332	100.0%	$47,070	100.0%	$60,008	100.0%	$93,374	100.0%

Costs and expenses:
Operating (excluding depreciation and amortization and other items listed below)	21,754	48.0%	22,199	47.2%	28,552	47.6%	43,688	46.8%
Selling, general and administrative	6,456	14.2%	7,063	15.0%	10,589	17.6%	14,713	15.8%
Depreciation and amortization	8,404	18.5%	10,717	22.8%	11,204	18.7%	20,603	22.1%

Income from operations	8,718		7,091		9,663		14,370

Other Income (expenses):
Gain (loss) from derivative instruments	6,060		(1,806)		6,060		13
Interest expense, net	(7,946)		(8,458)		(11,420)		(16,561)

Net Income (loss)	6,832		(3,173)		4,303		(2,178)

Reconciliation of Income from operations to EBITDA (in thousands):

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Income from operations	$7,091	$14,370
Plus: Depreciation and amortization	10,717	20,603

EBITDA	$17,808	$34,973

Liquidity and Cash Flow:

Total debt outstanding at June 30, 2005 was $482.3 million and cash balances were $8.3 million at quarter end. On an annualized basis, EBITDA for the six months ended June 30, 2005, adjusted for certain expenditures as defined in the Company’s credit agreement totaling $689,000, resulted in a total leverage ratio as defined in said credit agreement of approximately 6.8x.

Conference Call:

The Company will host a conference call at 10:30 ET on Monday August 15, 2005 to discuss the financial results. To access the conference call, interested parties may dial (800) 895-3606 and provide the conference ID “Atlantic” to the attendant. A replay will be available through August 29, 2005 by dialing (800) 839-5642 (no access code is necessary).

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation reform Act of 1995. Words of expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s report filed with the Securities and Exchange Commission (SEC).